Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Contact: Chris Gay 308-255-2905 Cabela’s Incorporated Media Contact: Joe Arterburn 308-255-1204 Cabela’s Incorporated

CABELA’S NAMES THOMAS L. MILLNER CHIEF EXECUTIVE OFFICER AND PRESIDENT

SIDNEY, Neb. (March 16, 2009) – Cabela’s Incorporated (NYSE: CAB), the World’s Foremost Outfitter® of hunting, fishing and outdoor gear, announced today its Board of Directors has elected Thomas L. “Tommy” Millner to serve as Cabela’s Chief Executive Officer and President, and a member of the Board, effective April 6, 2009.  Millner, formerly Chief Executive Officer of Freedom Group, Inc., the parent company of Remington Arms Company, Inc., will succeed Dennis Highby who will assume the position of a Vice Chairman of the Board.

Millner, 55, worked for Remington for 15 years, the past 10 as Chief Executive Officer. Under his leadership, Remington built an extremely strong following of loyal customers and grew into a vibrant, thriving enterprise.

“I am excited for the opportunity to join Cabela’s, which has a rich history, the most powerful brand in the outdoor industry and a unique passion for customer service,” Millner said.  “I have always admired Cabela’s management and founders, and what they established with their love for the outdoors.  I look forward to building on the Company’s success.”

“Cabela’s and Remington have enjoyed a beneficial and productive retailer-vendor relationship for years and are both leaders in their respective businesses,” Millner said. “Remington was founded in 1816 and is one of the oldest continuously operating manufacturers in the U.S., so I understand the importance of history and tradition such as Cabela’s rich legacy.”

“Tommy Millner’s many years in and understanding of the industry, respect for Cabela’s values, passion for the outdoors and knowledge of the competitive landscape will be very important in his new position at Cabela’s,” Highby said.  “Tommy plans on relocating to Sidney, and we look forward to him joining the organization.”

Highby joined Cabela’s as its 40th employee and first salaried employee 33 years ago and served as Chief Executive Officer and President since July 2003.  The Company, headquartered in Sidney, Nebraska, has grown to more than 13,000 employees in the U.S. and Canada.  During his tenure, Highby was instrumental in growing Cabela’s annual revenue from approximately $4 million to $2.55 billion, guiding the Company’s catalog business to become the largest in the outdoor industry, expanding Cabela’s from a catalog company into a multi-channel retailer with 29 retail stores, taking the Company public in 2004 and making Cabela’s the No. 1 brand in the outdoor industry.

“These past 33 years have been incredibly rewarding,” Highby said.  “I have always had a true passion for the outdoors, and to be able to work in an industry you are passionate about, alongside our great founders and employees, is a rare and true privilege.  Through the years, we have grown a team of managers that is the envy in our industry, and I look forward to continuing to be involved with the Company as a Vice Chairman of the Board.”

“This announcement is the culmination of a succession planning process that has been underway for the past two years,” said James W. Cabela, Company Co-Founder and a Vice Chairman of the Board.  “Since the day he was hired, Dennis made tremendous contributions to Cabela’s. As a Company leader, Dennis, and his team, have added significant value to the organization, and the Board has asked Dennis to stay with the Company in an advisory role to help maintain the Company legacy, as well as become a Vice Chairman of the Board.  On behalf of my brother, Dick, and the entire Board of Directors, I would like to thank Dennis for his many contributions to the Company and look forward to his support and involvement in our transition to a new Chief Executive Officer.  In addition, we all welcome Tommy Millner as our new Chief Executive Officer and have confidence that he will do an outstanding job for our great Company.”

About Cabela’s Incorporated

Cabela’s Incorporated, headquartered in Sidney, Nebraska, is a leading specialty retailer, and the world’s largest direct marketer, of hunting, fishing, camping and related outdoor merchandise.  Since the Company’s founding in 1961, Cabela’s® has grown to become one of the most well-known outdoor recreation brands in the world, and has long been recognized as the World’s Foremost Outfitter®  Through Cabela’s growing number of retail stores and its well-established direct business, it offers a wide and distinctive selection of high-quality outdoor products at competitive prices while providing superior customer service.  Cabela’s also issues the Cabela’s CLUB® Visa credit card, which serves as its primary customer loyalty rewards program.  Cabela’s stock is traded on the New York Stock Exchange under the symbol “CAB”.

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